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                                                                   EXHIBIT 5.2

                                                              WSGR Tax Opinion
                                                              ----------------


                             September 16, 1997



Concentric Network Corporation
10590 North Tantan Avenue
Cupertino, CA  95014

     RE:  RESCISSION OFFER

Ladies and Gentlemen:

     We have acted as counsel to Concentric Network Corporation, a Delaware corporation ("Concentric") in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and the prospectus enclosed therein (the "Registration Statement"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning set forth in the Registration Statement. Subject to the limitations contained therein and herein, we hereby confirm that the discussion in the Registration Statement under the heading "Tax Considerations of the Rescission Offer" reflects the opinion of this firm.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the matters set forth herein and in the Registration Statement. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Rescission Offer or any other transaction (including any transaction undertaken in connection with the Rescission Offer).

     No opinion is expressed as to any transaction other than the Rescission Offer as described in the Registration Statement or to any transaction whatsoever, including the Rescission Offer, if the Rescission Offer is not consummated in accordance with the terms of the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation